Exhibit 99.1

Trovagene Announces First Quarter 2016 Financial Results

SAN DIEGO, CA — May 10, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months ended March 31, 2016.

“I’m thrilled to join Trovagene to drive the development and commercialization of the Company’s differentiated molecular diagnostic platform, and to improve the care of cancer patients,” said Bill Welch, chief executive officer of Trovagene. “Liquid biopsy for cancer monitoring offers tremendous potential, and our strong balance sheet positions us to execute on our business plan and create significant stockholder value. Our key goals for 2016 include increasing the number of oncologists using our assays in clinical practice, gaining traction with health insurance companies, and presenting and publishing additional clinical results from large prospective data sets supporting the utility of our assay platform.”

First Quarter Financial Results

For the first quarter ended March 31, 2016, Trovagene reported a net loss of $10.3 million, or $0.36 per fully diluted common share, as compared to a net loss of $7.2 million, or $0.33 per fully diluted common share, for the first quarter ended March 31, 2015. The change in net loss is primarily due to increased operating expenses.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of approximately $60.0 million on March 31, 2016, as compared to approximately $67.5 million on December 31, 2015.

First Quarter Announcements Demonstrate Continued Progress

Trovagene continues to advance its Precision Cancer Monitoring® (PCM) platform for the non-invasive monitoring of clinically actionable mutations for cancer patients. The Company currently has ongoing clinical collaborations, some involving multiple studies, to demonstrate the ability to determine and monitor mutational status and response to therapy in lung, colon, pancreatic, and skin cancer. Trovagene remains focused on commercializing its highly sensitive and quantitative liquid biopsy service for cancer monitoring.

In 2016, the Company’s key accomplishments included the following:

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Patient Case Report Published in Cancer Discovery

•                  Confirmation of BRAF V600E mutational status and quantitative monitoring of changes in urinary circulating tumor DNA (ctDNA) used to assess response to novel combination drug therapy for colorectal neuroendocrine tumors

Presented clinical study results at several medical and scientific conferences

•                  2016 Molecular DX Europe Conference

•                  Urinary liquid biopsy shown to monitor early drug response to anti-EGFR therapy

•                  Molecular Medicine Tri-Conference 2016

•                  Clinical data in lung, colorectal, and pancreatic cancer demonstrate the utility of Trovagene’s PCM platform as an important disease management tool

•                  2016 American Association for Cancer Research (AACR) Annual Meeting

•                  Results demonstrate the advantages of Trovagene’s PCM platform, including high clinical sensitivity and longitudinal monitoring of KRAS mutations in urine across multiple cancer types

Entered into preferred provider agreements with leading third party provider networks representing approximately 160 million covered lives

•                  America’s Choice Provider Network, Fortified, Three Rivers Provider Network, Stratose, FedMed, Galaxy, and Multiplan

2016 Goals and Objectives

•                  Continue to build clinical evidence supporting the use of Trovagene’s PCM platform

•                  Submit up to 9 clinical and scientific manuscripts for publication that demonstrate the technical advantages and clinical utility of Trovagene’s PCM platform 3

•                  Submit at least 8 abstracts for presentation at key medical and scientific conferences in 2016

•                  Establish marketing and adoption parameters

•                  Ensure high clinical interest and strong service levels

•                  Expand sales and marketing presence in the oncology market

•                  Conduct and document real-world case studies

•                  Establish advantageous reimbursement relationships with third party administrators

•                  Engage in strategic partnerships for clinical trial service agreements and translational research collaborations

•                  Continue to conduct clinical studies with top academic institutions and comprehensive cancer centers

Trovagene will hold a conference call today at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time) to review its first quarter 2016 financial results. A live webcast of the Company’s conference call will be available online at http://trovagene.investorroom.com/events. To access the conference call, please dial (888) 347-6081 (domestic), (412) 902-4285 (international), or (855) 669-9657 (Canada). Dial-in participants should ask to be joined into the Trovagene, Inc. Q1 2016 Financial Results Call. To access a telephone replay of the call, dial (877) 344-7529 (domestic), (412) 317-0088 (international), or (855) 669-9658 (Canada), replay ID# 10084934. The replay will be available one hour after the conclusion of the call. The webcast and telephone replay will be archived on the Company’s website following the conference call.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition;  our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, that Trovagene’s PCM platform will ultimately be successful or result in better reimbursement outcomes or that Trovagene will meet any of its 2016 goals and objectives. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz Vice President, Investor Relations	Jody LoMenzo Corporate Practice Counsel
Trovagene, Inc.	Inventiv Health Public Relations
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2016	2015

Revenue:
Royalty income	$113	$125
Diagnostic service revenue	7	2
Total Revenue	120	127

Costs and expenses:
Cost of revenue	309	176
Research and development	3,208	2,198
Selling and marketing	3,058	795
General and administrative	4,004	1,806
Total operating expenses	10,579	4,975

Loss from operations	(10,459)	(4,848)

Other income (expense):
Net interest expense	(338)	(384)
Gain (loss) on change in fair value of derivative instruments- warrants	534	(1,947)
Other income, net	—	4
Net loss and comprehensive loss	$(10,263)	$(7,175)
Preferred stock dividend	(6)	(6)
Net loss and comprehensive loss attributable to common stockholders	$(10,269)	$(7,181)
Net loss per common share - basic	$(0.35)	$(0.33)
Net loss per common share - diluted	$(0.36)	$(0.33)
Weighted average shares outstanding - basic	29,755	21,818
Weighted average shares outstanding - diluted	30,108	21,818

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2016	December 31, 2015

Assets

Current assets:
Cash and cash equivalents	$59,989	$67,493
Accounts receivable	62	99
Prepaid expense and other assets	841	789
Total current assets	60,892	68,381

Property and equipment, net	4,746	2,691
Other assets	371	374
Total Assets	$66,009	$71,446

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,297	$1,041
Accrued expenses	2,975	1,935
Current portion of long-term debt	5,850	5,226
Total current liabilities	10,122	8,202

Long-term debt, less current portion	10,373	11,246
Derivative financial instruments	2,763	3,297
Other liabilities	1,592	—
Total Liabilities	24,850	22,745

Stockholders’ equity	41,159	48,701
Total liabilities and stockholders’ equity	$66,009	$71,446

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